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                                                                 Exhibit (d)(16)

                       INVESTMENT SUB-ADVISORY AGREEMENT

     THIS AGREEMENT, made this 2nd day of July, 2001 is by and among U.S. Bancorp Piper Jaffray Asset Management, Inc. (as successor to Firstar Investment Research & Management Company, LLC) a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") (the "Adviser"), Conning Asset Management Company, a Missouri corporation registered as an investment adviser under the Advisers Act (the "Sub-Adviser"), and Firstar Funds, Inc. (the "Company"), an open-end diversified management investment company of the series type registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     WHEREAS, the Adviser is the investment adviser to the Firstar Conning Money Market Fund (the "Fund") of the Company;

     WHEREAS, the Adviser previously has retained the Sub-Adviser to furnish it with portfolio selection and related research and statistical services in connection with the Adviser's investment advisory activities on behalf of the Fund pursuant to an agreement dated June 29, 2001; and

     WHEREAS, the Sub-Adviser desires to furnish such services to the Adviser upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

     1. Appointment of Sub-Adviser
        --------------------------

     In accordance with and subject to the investment advisory agreement (the "Investment Advisory Agreement") between the Company and the Adviser, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection and related research and statistical services described herein for investment and reinvestment of the Fund's investment assets, subject to the control and direction of the Company's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized. have no authority to act for or represent the Company or the Adviser in any way or otherwise be deemed an agent of the Company or the Adviser.

     2.   Obligations of and Services to be Provided by the Sub-Adviser
          -------------------------------------------------------------

     (a) The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund:
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          (1)       The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the articles of incorporation, the by-laws, the registration statement, the effective prospectus and the statement of additional information of the Company relating to the Fund (the "Fund Documents") and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of the Company and by the Adviser. Copies of the Fund Documents have been or will be submitted to the Sub-Adviser. The Company agrees to provide copies of all amendments to or restatements of the Fund Documents to the Sub-Adviser on a timely and on-going basis but in all events prior to such time as said amendments or restatements become effective. The Sub-Adviser will be entitled to rely on all such documents furnished to it by the Company, the Fund, or the Adviser. Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have responsibility for making and executing investment decisions for the Fund.

          (2) In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund's investment portfolio or are under consideration for inclusion therein; (2) under the supervision of the Adviser, formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for the Fund as set forth in the Fund Documents, as amended; and (3) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of the Sub-Adviser in accordance with applicable regulatory requirements, of orders for such purchases and sales.

          (3) In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall arrange for the transmission to the Custodian for the Fund and, as directed by the Adviser, any other persons retained by the Fund on a daily basis such confirmations, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund's investment portfolio. The Sub-Adviser shall render such reports to the Adviser and/or to the Company's Board of Directors concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may, from time to time require.

          (4) The Sub-Adviser shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in

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                    accordance with the policies of the Fund, as set forth in
                    the Fund Documents, as amended from time to time, and under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act. In connection with the placement of orders for the execution of the Fund's portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Company and shall be available for inspection and use by the Securities and Exchange Commission ("SEC"), the Company, the Adviser, or any other person retained by the Company. The Sub-Adviser agrees to surrender promptly to the Company any of such records upon the Company's request. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by the 1940 Act. The Sub-Adviser shall, in the name of the Fund, vote all proxies solicited by or with respect to the issuers of securities in which the Fund may be invested from time to time.

          (5) In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund's transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's investment research and portfolio management capability generally. Subject to the initial approval of the Sub-Adviser's soft dollar policy by the Company's Board of Directors and further subject to the review of the Company's Board of Directors from time to time with respect to the extent and continuation of such policy, the Sub-Adviser may, in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker viewed in terms either of the Fund or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts. In addition, the Sub-Adviser is authorized to take into account

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                    the sale of shares of the Company in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Company's principal underwriter), provided that the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Sub-Adviser, the Adviser, the Company's principal underwriter, or any affiliated person of either the Company, the Adviser, Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC through rules, regulations, decisions and no-action letters.

     (b) The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Sub-Adviser will conform with all applicable federal and state laws, rules and regulations.

     (c) The Sub-Adviser will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund).

     3.   Expenses
          --------

     The Fund (or the Adviser) will bear certain expenses to be incurred in the Fund's operation, including but not limited to: organizational expenses, taxes, interest. brokerage fees and commissions, if any; SEC fees and state blue sky qualification fees; expenses of custodians, transfer and dividend disbursing agents and the Fund's co-administrators; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.

     4.   Compensation
          ------------

     (a) In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder the Sub-Adviser's costs in performing this Agreement. In no event will payment to the Sub-Adviser under

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          the previous sentence for any period exceed the amount which would have been paid to the Sub-Adviser for that period if the Sub-Adviser were being paid at the compensation rate in effect under the Sub-Advisory Agreement with respect to the Mercantile Conning Money Market Portfolio dated January 6, 2000.

     (b) The fees payable by the Adviser under this Section 4 will be maintained in an interest-bearing escrow account on behalf of the Fund pursuant to an Escrow Agreement by and among the Company, the Adviser, Sub-Adviser and the Company's custodian dated as of the date hereof. If the shareholders of the Fund approve a sub-advisory agreement between the Adviser and Sub-Adviser within 150 days of the date of this Agreement, the Company, the Adviser and Sub-Adviser shall give mutual written directions to the Escrow Agent to disburse the full amount held in the escrow account, including interest earned, on behalf of the Fund to the Sub-Adviser. If shareholders of the Fund do not approve a sub-advisory agreement between the Adviser and Sub-Adviser within 150 days of the date of this Agreement, then the Escrow Agent shall disburse to the Sub-Adviser out of the escrow account the lesser of: (a) the Sub Adviser's costs incurred in performing this Agreement, plus interest earned on such amount while in escrow, or (b) the total amount in the escrow account, plus interest earned.

     5.   Effective Date and Termination
          ------------------------------

     This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided herein, shall continue for not more than 150 days. This Agreement is terminable at any time without payment of any penalty, on not more than 10 days' written notice to the Sub-Adviser, by the Fund's Board of Directors or by a vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

     6.   Representations of the Company, Adviser and the Sub-Adviser
          -----------------------------------------------------------

     The Company and Fund represent that (i) a copy of the Company's Articles of Incorporation, dated February 15, 1988, together with all amendments thereto, is on file in the office of the Wisconsin Department of Financial Institutions,
(ii) the appointment of the Adviser has been duly authorized, (iii) the appointment of the Sub-Adviser has been duly authorized, and (iv) they have acted and will continue to act in conformity with the 1940 Act, and other applicable laws.


     The Adviser represents that (i) it is authorized to perform the services herein, (ii) the appointment of the Sub-Adviser has been duly authorized, and
(iii) it will act in conformity with the 1940 Act, and other applicable laws.

     The Sub-Adviser represents that it is authorized to perform the services described herein.

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     7.   Materials
          ---------

     Neither the Adviser, the Company, or the Fund shall publish or distribute any information including but not limited to, registration statements, advertising or promotional material regarding the provision of investment advisory services by the Sub-Adviser pursuant to this Agreement, without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld or delayed. If the Sub-Adviser has not notified the Adviser of its disapproval of sample materials within five (5) days after its receipt thereof, such materials shall be deemed approved. Materials substantially similar to materials approved on an earlier occasion, with the exception of any regulatory filings, shall also be deemed approved. Notwithstanding the foregoing, the Adviser may distribute information regarding the provision of investment advisory services by the Sub-Adviser to the Company's Board of Directors ("Board Materials") without the prior written consent of the Sub-Adviser. The Adviser shall provide copies of the Board Materials to the Sub-Adviser within a reasonable time following distribution to the Company's Board of Directors.

     The Sub-Adviser shall not publish or distribute any information including but not limited to, registration statements, advertising or promotional material regarding the provision of investment advisory services by the Sub-Adviser pursuant to this Agreement, without the prior written consent of the Adviser and the Company, which consent shall not be unreasonably withheld or delayed. If the Adviser or Company has not notified the Sub-Adviser of its disapproval of sample materials within five (5) days after its receipt thereof, such materials shall be deemed approved. Materials substantially similar to materials approved on an earlier occasion, with the exception of any regulatory filings, shall also be deemed approved.

     8.   General Provisions
          ------------------

     (a) The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians or securities depositories or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect or purport to protect, the Sub-Adviser against any liability to the Adviser or the Company or to its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder or a breach of its fiduciary duty.

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     (b)  The Adviser and the Fund understand that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser or investment sub-adviser to fiduciary and other managed accounts, including other investment companies and the Adviser and the Fund have no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser and the Fund also understand that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser. with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

     (c) Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers. directors or employees who may also be an officer, director or employee of the Company, or person other-wise affiliated with the Company (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature or to render services of any kind to any other trust corporation, firm, individual or association.

     (d) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Wisconsin. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address: The Adviser, the Company and the Fund at Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania, 19103, Attention: W. Bruce McConnel, Esq., and the Sub-Adviser at 700 Market Street, St. Louis, Missouri 63101,
          Attention: General Counsel.


     (f) Sub-Adviser agrees to notify Adviser of any change in Sub-Adviser's senior officers, portfolio managers, and directors within a reasonable time after such change. Sub-Adviser further agrees to provide Adviser with any amendments to Parts I and II of its ADV within a reasonable time after such amendments and notify Adviser of any regulatory, civil or criminal proceedings, actions or complaints involving the Sub-Adviser or its affiliates within a reasonable time.

     (g)  This Agreement may be amended in accordance with the 1940 Act.

     (h) This Agreement constitutes the entire agreement among the parties hereto.

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     (i)  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                              CONNING ASSET MANAGEMENT COMPANY

                              Cityplace II
                              185 Asylum St.
                              Hartford, CT 06103


                              By:/s/ Frank D. Campbell
                                 ---------------------
                              Name: Frank D. Campbell
                              Title: Executive Vice President


                              U.S. BANCORP PIPER JAFFRAY ASSET MANAGEMENT, INC.


                              By:/s/ Marian Zentmeyer
                                 --------------------
                              Name: Marian Zentmeyer
                              Title: Executive Vice President


                              FIRSTAR FUNDS, INC.


                              By: /s/ Marian Zentmeyer
                                  --------------------
                              Name: Marian Zentmeyer
                              Title: President

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